[Letterhead of UST Corp.]

                                                                   EXHIBIT 5(a)

                                                               October 26, 1998
UST Corp.
40 Court Street
Boston, Massachusetts 02108

     Re: UST Corp.'s Post-Effective Amendment to Registration Statement on Form S-4 as Registration Statement on Form S-8 Relating to (i) 1986 Lexington Savings Bank Stock Option Plan, (ii) 1994 Lexington Savings Bank Stock Option Plan, (iii) 1993 Main Street Community Bancorp, Inc. Stock Option Plan and (iv) 1995 Affiliated Community Bancorp, Inc. Stock Option Plan

     As General Counsel of UST Corp. (the "Corporation"), I have participated with the Corporation, its officers and outside counsel to the Corporation, Bingham Dana LLP, in the preparation for filing with the Securities and Exchange Commission (the "Commission") of a Post-Effective Amendment to the Corporation's Registration Statement on Form S-4 as a Registration Statement on Form S-8 (the "Registration Statement") covering 581,098 shares (the "Shares") of the Corporation's Common Stock, par value $0.625 per share, which Shares may hereafter be acquired by participants ("Participants") in the (i) 1986 Lexington Savings Bank Stock Option Plan, (ii) 1994 Lexington Savings Bank Stock Option Plan, (iii) 1993 Main Street Community Bancorp, Inc. Stock Option Plan and (iv) 1995 Affiliated Community Bancorp, Inc. Stock Option Plan (collectively, the "Plans"). In connection with filing the Registration Statement, the rules and regulations of the Commission require my opinion, in my capacity as General Counsel of the Corporation, on the matters set forth below.

     In rendering this opinion, I, and other attorneys in this office working under my supervision, have examined and relied upon originals or copies, certified or otherwise, of all such corporate records, documents, agreements or other instruments of the Corporation, and have made such investigation of law and have discussed with the officers of the Corporation such questions of fact as we have deemed necessary or appropriate. In rendering this opinion, I have relied upon certificates and statements of officers and directors of the Corporation as to factual matters, and have assumed the genuiness of all documents submitted as copies.

     Based upon and subject to the foregoing, I am of the opinion that the Shares will be, upon the issuance thereof pursuant to the terms of the Plans, legally issued, fully paid and non-assessable.


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     I hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel."

                                       Very truly yours,

                                       /s/ Eric R. Fischer
                                       --------------------------
                                       Eric R. Fischer
                                       General Counsel